Exhibit 2.4
EXHIBIT 2.4 DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE U.S. SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2024, Bancolombia S.A. had the following series of securities registered pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended (the 'Exchange Act'):

Title of each class	Trading Symbol(s)	Name of each exchange on which Registered
American Depositary Shares Preferred Shares	CIB CIB	New York Stock Exchange New York Stock Exchange[1]
6.909% Subordinated Notes due 2027	US05968LAK89	New York Stock Exchange
8.625% Subordinated Notes due 2034	US05968LAN29	New York Stock Exchange

Capitalized terms used but not defined herein have the meanings given to them in the Bank’s annual report on Form 20-F for the fiscal year ended December 31, 2024. References to 'CIB', 'the Company', 'the Bank', 'we', 'us', or 'our' in this document refer to Bancolombia S.A. only and not to the subsidiaries of Bancolombia S.A.
OVERVIEW OF CAPITALIZATION
The Bank’s bylaws provide for an authorized capital stock of COP 700 billion divided into 1,400,000,000 shares of a par value of COP 500 each, which must belong to one of the following classes: (i) common shares, (ii) privileged shares; and (iii) shares with preferred dividend and no voting rights ('preferred shares'). Pursuant to Article 8 of the by-laws, all shares issued shall have the same par value. As of December 31, 2024, a total of 509,704,584 common shares and 452,122,416 preferred shares were registered in the Bank’s stockholder registry in the name of 43,522 stockholders. A total of 122,163,696 representing 27.02% of preferred shares were directly held by the depositary in the United States and were held by 34 record holders registered in The Bank of New York Mellon’s registered stockholder list. Given that some of the preferred shares and American Depository Shares ('ADSs') are held by nominees, the number of record holders may not be representative of the number of beneficial owners.
PREFERRED SHARES
The following description of the Bank’s preferred shares is a summary of the material terms of the by-laws and Colombian corporate law regarding the preferred shares and the holders thereof. The following description is qualified in its entirety by reference to our by-laws (an English translation of which is attached as exhibit to our annual report on Form 20-F for the year ended December 31, 2024, as Exhibit 1.1) and applicable law.
General
1    Bancolombia’s preferred shares are not listed for trading directly, but only in connection with its American Depositary Shares, which are evidenced by American Depositary Receipts, each representing four preferred shares.

The Bank’s preferred shares were approved for issuance from the authorized capital stock and are non-voting (except as described below), non-cumulative preferred shares. The Colombian Securities Exchange is the principal non-U.S. trading market for the preferred shares and the sole market for the common shares. As of December 31, 2024, the market capitalization for the Bank’s preferred shares based on the closing price in the Colombian Securities Exchange was COP 15,906 billion (the Bank’s total market capitalization, which includes the common and preferred shares, was COP 35,071 billion or USD 7.95 billion as of the same date).
There are no official market makers or independent specialists on the Colombian Securities Exchange to ensure market liquidity and, therefore, orders to buy or sell in excess of corresponding orders to sell or buy are not executed. The aggregate equity market capitalization of the Colombian Securities Exchange, as of December 31, 2024, was COP 320,568 billion (USD 72,705 billion), with 74 companies listed as of that date.
Neither the registration of our preferred shares in the Registro Nacional de Valores y Emisores (the National Registry of Securities and Issuers) nor the approval of any public offer by the Financial Supertintendence or SFC should be understood as a rating or assumption of liability by the SFC with respect to us, the price, quality or the tradability of the securities or of our solvency.
Registration and Transfer
The preferred shares are evidenced by a dematerialized global certificate held for custody by Deposito Centralizado de Valores de Colombia - Deceval S.A. (Deceval), in registered form without dividend coupons attached. The Bank maintains a stock registry through Deceval and only those holders listed in that stock registry as holders of preferred shares are recognized by the Bank as holders of preferred shares. Each registration or transfer of preferred shares will be effected only by the book entry record on such stock registry. Any such registration will be effected without charge to the person requesting such registration, but subject to payment by such person of any taxes, stamp duties or other governmental charges payable in connection therewith. The Bank of New York Mellon, which acts as depositary (the depositary) for our American Depositary Receipts (ADRs) facility, or the depositary’s nominee shall be the registered holder on behalf of beneficial owners of ADSs representing the preferred shares, which shall be deposited with Fiduciaria Bancolombia S.A. (formerly Fiducolombia S.A.), as agent of the depositary (the custodian).
In general, transfers of shares of listed companies in Colombia are required to be effected through the Colombian Securities Exchange. The following transfers, however, are not required to be effected through the Colombian Securities Exchange: (i) transfers between shareholders that have the same beneficial owner provided that such condition is evidenced to the SFC; (ii) transfers by operation of law (such as inheritance, liquidation of companies or judicial decisions, among others); (iii) transfers as payment in kind provided that a one year pre-existence of the payment obligation is evidenced to the SFC; and (iv) transfers whose amount does not exceed the value of 66,000 Unidades de Valor Real (or UVRs), a Colombian inflation-adjusted monetary index calculated by the board of directors of the Central Bank of Colombia (the Central Bank) and generally used for pricing home-mortgage loans; as of March 28, 2025 approximately U.S.$ 6,077.14. Neither the Bank nor the depositary will be liable for any failure to comply with the ownership limitation or failure to respond to any request for information to determine compliance with the ownership limitation.
Colombian securities regulations forbid a shareholder to pre-arrange transactions on shares of listed companies unless the pre- arrangement is disclosed publicly and to the SFC at least one month in advance.
Pursuant to Colombian Banking laws, no individual or corporation may hold 10% or more of a Colombian financial institution’s capital stock or increase any such ownership without the prior authorization of the SFC.
Voting Rights
The holders of preferred shares are not entitled to receive notice of, attend or vote at any general shareholders’ meeting of holders of common shares except as described below.

The holders of preferred shares will be entitled to vote on the basis of one vote per share at any general shareholders’ meeting, whenever a shareholders vote is required on the following matters:
In the event of changes in the bylaws that impair the conditions or rights assigned to such preferred shares and when the conversion of such shares into common shares is to be approved. In this event, a favorable vote of at least 70% of the holders of outstanding preferred shares is required (in addition to the favorable vote of 70% of the holders of outstanding common shares).

When voting the anticipated dissolution, merger or transformation of the corporation or change of its corporate purpose.
When the preferred dividend has not been fully paid during two consecutive fiscal years. In this event, holders of such preferred shares shall retain their voting rights until the corresponding dividends have been fully paid to them.
When the in kind payment of dividends in shares is subject to vote at the general shareholders’ meeting. In this event, a favorable vote of at least 80% of the holders of common shares attending the meeting -in person or by proxy- and at least 80% of the holders of outstanding preferred shares is required.

If at the end of a fiscal year, the Bank’s profits are not enough to pay the minimum dividend and the SFC, by its own decision or upon request of holders of at least 10% of preferred shares, determines that benefits were concealed or shareholders were misled by the directors or officers with regard to benefits received from the Bank, thus decreasing the profits to be distributed, then, the SFC may resolve that holders of preferred shares may participate with speaking and voting rights at the general shareholders’ meeting, in accordance with the terms established by law.
When the register of shares at the Colombian Securities Exchange or at the Registro Nacional de Valores y Emisores (the Colombian National Registry of Securities and Issuers) is suspended or canceled. In this event, voting rights shall be maintained until the irregularities that resulted in such cancellation or suspension are resolved.
Except in the events set forth above, holders of preferred shares are not entitled to vote for the election of directors or to influence our management policies.
The holders of preferred shares will not be entitled to receive notice of a general meeting of the holders of common shares unless they have the right to vote on any of the matters to be addressed at such meeting. Each holder of preferred shares shall have the right to vote individually on any of the matters on which the holders of preferred shares have voting rights.
In accordance with Bancolombia's bylaws, notice of meetings at which holders of preferred shares are entitled to vote shall be published in at least one daily newspaper with a wide circulation in Bancolombia’s principal place of business, as is the case for any other shareholders’ meeting. Each notice must state: (i) the date of the meeting, (ii) a description of any resolution to be proposed for adoption at the meeting on which the holders of preferred shares are entitled to vote and (iii) instructions for the delivery of proxies.
General shareholders’ meetings may be ordinary meetings or extraordinary meetings. Ordinary general shareholders’ meetings occur at least once a year during the three months after the end of the prior fiscal year. Extraordinary general shareholders’ meetings may take place when duly called for a specified purpose or purposes, or, without prior notice, when holders representing all outstanding shares entitled to vote on the issues presented are present at the meeting.
Quorum for both ordinary and extraordinary general shareholders’ meetings to be convened at first call requires the presence of two or more shareholders representing at least half plus one of the outstanding shares entitled to vote at the relevant meeting. If a quorum is not present, a subsequent meeting is called at which the presence of one or more holders of shares entitled to vote at the relevant meeting constitutes a quorum, regardless of the number of shares represented.
Ordinary general meetings may be called by the board of directors and the president. Extraordinary general meetings may be called by the board of directors, the CEO or external auditor, either on their own initiative, or when applicable regulations do not otherwise provide with respect to the authority to call such meetings, by two or more shareholders representing no less than ten percent (10%) of the outstanding shares. Notice of ordinary meetings and extraordinary meetings convened to approve fiscal year-end financial statements, the increase of authorized capital, the reduction of the outstanding capital, the merger, spin-off or sale of more than 25% of the assets, liabilities and contracts, or where members are to be elected to the Board of Directors, must be published in one newspaper of wide circulation at Bancolombia’s principal place of business at least fifteen (15) business days prior to the date to such meeting. In all other cases, five (5) calendar days’ notice will suffice. When calculating these deadlines, neither the day on which the call is issued nor the day of the meeting will be counted.
Except when Colombian law or our by-laws require a special majority, action may be taken at a general shareholders’ meeting by the vote of two or more shareholders representing a majority of common shares present. Pursuant to Colombian law and/or our by- laws, special majorities are required to adopt the following resolutions:
a favorable vote of at least 70% of the common shares represented at a general shareholders’ meeting is required to approve the issuance of shares without preemptive rights available to the shareholders;
a favorable vote of at least 78% of common shares represented at a general shareholders’ meeting is required to decide not to distribute as dividend at least 50% of the annual net profits of any given fiscal year;
a favorable vote of at least 80% of the holders of common shares represented at a general shareholders’ meeting, and 80% of the holders of outstanding preferred shares is required to approve the payment dividend in shares; and
a favorable vote of at least 70% of the holders of common shares and of outstanding preferred shares is required to effect a decision to impair the conditions or rights established for such preferred shares, or a decision to convert preferred shares into common shares.
If the SFC determines that any amendment to the by-laws fails to comply with Colombian law, it may demand that the relevant provisions be modified accordingly. Under these circumstances, we will be obligated to comply in a timely manner.
Dividends
The holders of common shares, once they have approved the year-end financial statements, determine the allocation of distributable profits, if any, for the preceding year.
Under the Colombian Commerce Code, a company must distribute at least 50% of its annual net profits to all shareholders, payable in cash, or as determined by the shareholders, within a period of one year following the date on which the shareholders determine the dividends. If the total amount of all reserves of a company exceeds its outstanding capital, this percentage is increased to 70%. The minimum dividend requirement of 50% or 70%, as the case may be, may be waived by a favorable vote of the holders of 78% of a company’s common shares present at the meeting.
Under Colombian law and our bylaws, annual net profits are to be applied as follows:
first, once the Balance Sheet has been approved, the appropriation for the payment of taxes of the corresponding taxable year has been made, an amount equivalent to 10% of net profits is allocated to the legal reserve until such reserve is equal to at least 50% of our paid-in capital;
second, payment of the minimum dividend on the preferred shares; and

third, allocation of the remainder of the net profits is determined by the holders of a majority of the common shares entitled to vote on the recommendation of the board of directors and the President and may, subject to further reserves required by the by- laws, be distributed as dividends. In accordance with Colombian law and our by-laws, the dividends payable to the holders of common shares cannot exceed the dividends payable to holders of the preferred shares.
Holders of preferred shares are entitled to receive dividends based on the profits of the preceding fiscal year, after canceling losses affecting the capital and once the amount that shall be legally set apart for the legal reserve has been deducted, but before creating or accruing for any other reserve, of a minimum preferred dividend equal to 1% yearly of the subscription price of the preferred share, provided this dividend is higher than the dividend assigned to common shares. If this is not the case, the dividend shall be increased to an amount that is equal to the per share dividend on the common shares.
Payment of the preferred dividend shall be made at the time and in the manner established by the general shareholders’ meeting and in the priority indicated by Colombian law.
The general shareholders’ meeting may allocate a portion of the profits to welfare, education or civic services, or to support economic organizations of our employees.
The dividend payments may be made in installments which must be approved at the ordinary general shareholders’ meeting. In the general shareholders’ meeting, shareholders will determine the effective date, the system and the place for payment of dividends.
Dividends declared on the preferred shares will be payable to the record holders of those shares, as they appear on our stock registry, on the appropriate record dates as determined by the general shareholders’ meeting. Generally, any stock dividend payable by us to the holders of preferred shares will be paid in preferred shares. However, the general shareholders’ meeting may authorize the payment in common shares to all shareholders. Any in-kind dividend payable in shares requires the approval of 80% or more of the voting interest of the common shares present at a shareholders’ meeting and the approval of 80% or more of the voting interest of the outstanding preferred shares. In the event that such voting majority is not obtained, shareholders may individually elect to receive a stock dividend or a cash dividend.
Liquidation Rights
The Bank will be dissolved if certain events take place, including the following:
our term of existence, as stated in the by-laws, expires without being extended by the shareholders prior to its expiration date;
by reduction of the number of stockholders below the number required by the law for its establishment and operation;
by decision of the general shareholders’ meeting; and
in certain other events expressly provided for by Colombian law and our by-laws.
Upon dissolution, a liquidator must be appointed by the general shareholders’ meeting to wind up our affairs. In addition, the SFC has the power to take over the operations and assets of a bank and proceed to its liquidation under certain circumstances and in the manner prescribed in the Colombian Financial Statute (Estatuto Orgánico del Sistema Financiero - Decree 663 of 1993 - the 'Financial Statute')
Upon liquidation, holders of fully paid preferred shares will be entitled to receive in pesos, out of the surplus assets available for distribution to shareholders, pari passu with any of the other shares ranking at that time pari passu with the preferred shares, an amount equal to the nominal value of those preferred shares before any distribution or payment may be made to holders of common shares or any other shares at that time ranking junior to the preferred shares with regard to participation in our surplus assets. If, upon any liquidation, assets that are available for distribution among the holders of preferred shares and liquidation parity shares are insufficient to pay in full their respective liquidation preferences, then those assets will be distributed among those holders pro-rata in accordance with the respective liquidation preference amounts payable to them.
Subject to the preferential liquidation rights of holders of preferred shares, all fully paid common shares will be entitled to participate equally in any distribution upon liquidation. Partially paid common shares must participate in a distribution upon liquidation in the same proportion that those shares have been paid at the time of the distribution.
To the extent there are surplus assets available for distribution after full payment to the holders of common shares of the nominal value of the common shares, the surplus assets will be distributed among all holders of shares of capital stock pro-rata in accordance with their respective holdings of shares.
Preemptive Rights and Other Anti-Dilution Provisions
Pursuant to the Colombian Commerce Code, the Bank is allowed to have an amount of outstanding capital stock equal to or smaller than the authorized capital stock set out in the by-laws. Under the by-laws, the holders of common shares determine the amount of authorized capital stock, and the board of directors has the power to (a) order the issuance and regulate the terms of subscription of common shares up to the total amount of authorized capital stock and (b) regulate the issuance of preferred shares, when expressly delegated by the general shareholders’ meeting. The issuance of preferred shares must always be first approved by the general shareholders’ meeting, which shall determine the nature and extent of any privileges, according to the by-laws and Colombian law.
At the time a Colombian company is formed, its outstanding capital stock must represent at least 50% of the authorized capital. Any increases in the authorized capital stock or decreases in the outstanding capital stock must be approved by the majority of shareholders required to approve a general amendment to the by-laws. Pursuant to the Financial Statute, the SFC may order a commercial bank to increase its outstanding capital stock under certain special circumstances.
The Bank’s by-laws and Colombian law require that, whenever the Bank issues new shares of any outstanding class, the Bank must offer the holders of each class of shares the right to purchase a number of shares of such class sufficient to maintain their existing percentage ownership of the aggregate capital stock. These rights are called preemptive rights.
The general shareholders’ meeting may suspend preemptive rights with respect to a particular capital increase by a favorable vote of at least 70% of the common shares represented at a general shareholders’ meeting. Preemptive rights must be exercised within the period stated in the share placement terms of the increase, which cannot be shorter than 15 business days following the publication of the notice of the public offer of that capital increase. From the date of the notice of the share placement terms, preemptive rights may be transferred separately from the corresponding shares.
The SFC will authorize decreases in the outstanding capital stock decided by the holders of common shares only if:
the Bank has no liabilities;
the Bank’s creditors consent in writing; or
the outstanding capital stock remaining after the reduction represents at least twice the amount of the Bank’s liabilities.
Other Provisions
Limits on the Issuance of Shares with Preferred Dividends and No Voting Rights
Preferred shares may not represent more than 50% of the outstanding capital.

Limits on Purchases and Sales of Capital Stock by Related Parties
Pursuant to the Colombian Commerce Code, the members of the board of directors and certain of the senior officers may not, directly or indirectly, buy or sell shares of the capital stock while they hold their positions, except when dealing on a non-speculative basis and in that case they need to obtain: (i) the prior authorization of the board of directors passed with the vote of two thirds of its members, (excluding, in the case of transactions by a director, such director’s vote); or (ii) the prior authorization of the general shareholders’ meeting approved with the vote of the majority as provided in the by-laws, excluding the vote of the petitioner.
No Redemption by Bancolombia
Colombian law prohibits Bancolombia from repurchasing shares of its capital stock, including the preferred shares.
AMERICAN DEPOSITARY SHARES
The following section summarizes the material provisions of the Amended and Restated Deposit Agreement, dated as of July 25, 1995 and amended and restated as of January 14, 2008, entered into by Bancolombia, the depositary and the owners and beneficial owners from time to time of ADRs, (the 'deposit agreement'), pursuant to which the ADSs are issued.
As of December 31, 2024, Bancolombia had 452,122,416 preferred shares outstanding. A total of 122,163,696 representing 27.02% of preferred shares were part of the ADR program and were held by 34 record holders registered in The Bank of New York Mellon’s registered stockholder list. Given that some of the preferred shares and ADSs are held by nominees, the number of record holders may not be representative of the number of beneficial owners. A beneficial owner includes anyone who has the power to receive the economic benefit of ownership of the securities. ADRs evidencing ADSs are deliverable by The Bank of New York Mellon, as depositary pursuant to the deposit agreement. Each ADS represents four preferred shares or evidences the right to receive four preferred shares.
Copies of the deposit agreement are available for inspection at the Corporate Trust Office of the depositary (the 'Corporate Trust Office'), currently located at 101 Barclay Street, New York, New York 10286, and at the office of the custodian, currently located at Carrera 48 # 26-85, Medellin, Colombia or Calle 28 # 13a-75, Edificio Atrio, Bogota, Colombia. The depositary’s principal executive office is located at One Wall Street, New York, New York 10286. The deposit agreement is also an exhibit to our registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission on April 28, 2022.
Restrictions Regarding Foreign Investment in Colombia
The following includes a brief summary of certain restrictions on foreign investment in Colombia and does not purport to be complete.
Colombia’s International Investment Regime, Part 17 of Decree 1068 of 2015, as amended (the 'International Investment Regime') regulates the manner in which nonresident entities and individuals can invest in Colombia and participate in the Colombian securities markets. Among other requirements, the regime mandates registration of certain foreign exchange transactions with the Central Bank and specifies procedures to authorize and administer certain types of foreign investments. International investments are regulated by the Central Bank by means of External Resolution 1 of 2018 and External Circular DCIP 83, both as amended, setting forth in detail regulation and procedures regarding foreign investment in Colombia.
Investors who wish to participate in our ADR facility and hold our ADRs will be required to submit to the custodian of the ADR facility certain information and comply with certain registration procedures required under the foreign investment regulations in connection with foreign exchange controls regarding currency conversion (generally COP/USD, related to the foreign investment). Holders of ADRs who wish to withdraw the underlying preferred shares will also have to comply with certain registration and reporting procedures.

See 'Deposit, Transfer and Withdrawal' below. Under Colombian foreign investment regulations, the failure of a non-Colombian resident investor to report or register foreign exchange transactions relating to investments in Colombia with the Central Bank, on a timely basis, may prevent the investor from obtaining remittance rights, constitute an exchange control infraction and result in a fine.
Approval was obtained from the SFC for the depositary facility established for the ADSs pursuant to the deposit agreement (and the agreement between the depositary and the custodian referenced therein) as an institutional fund pursuant to the International Investment Statute. In addition, the SFC authorized the initial and subsequent deposits of preferred shares with the custodian for the purpose of issuing ADSs, as described below. Under such law, the custodian acts as the local administrator of such fund and has certain reporting obligations to the Central Bank and to the SFC.
Deposit, Transfer and Withdrawal
The depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon delivery to the custodian of preferred shares (or evidence of rights to receive preferred shares) and pursuant to appropriate instruments of transfer in a form satisfactory to the custodian, the depositary will, upon payment of the fees, charges and taxes provided in the deposit agreement, execute and deliver an ADR or ADRs, registered in the name or names of the person or persons named in the notice of the custodian delivered to the depositary or requested by the person depositing such preferred shares with the depositary. Such ADR or ADRs shall evidence any authorized number of ADSs requested by such person or persons and shall be executed and delivered at the depositary’s Corporate Trust Office. Each deposit must be accompanied by a written notice describing the price paid for the preferred shares being deposited (including any commissions paid to a securities broker in Colombia) in order to enable the custodian to comply with the foreign exchange regulations of the Central Bank with respect to the fund or such other matters as may be required from time to time under applicable Colombian law.
Pursuant to the Financial Statute, no individual or corporation may hold 10% or more of a Colombian financial institution’s capital stock without the prior authorization of the SFC.
Upon surrender at the Corporate Trust Office of the depositary of an ADR for the purpose of withdrawal of the deposited securities represented by the ADSs evidenced by such ADR, and upon payment of the fees of the depositary for the surrender of ADRs, governmental charges and taxes provided in the deposit agreement, and subject to the terms and conditions of the deposit agreement, our by-laws and the terms of the deposited securities, the owner of such ADR will be entitled to delivery, to him or upon his order, of the amount of deposited securities at the time represented by the ADS or ADSs evidenced by such ADR. The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at the risk and expense of the owner. Any non-resident owner or beneficial owner requesting withdrawals of preferred shares or other deposited securities upon surrender of ADRs must deliver to the depositary a written notice specifying either that those preferred shares or other deposited securities:
have been or are to be sold in Colombia simultaneously with such withdrawal of the preferred shares or other deposited securities; or
are to be held by such owner or beneficial owner, or to its order, without sale, in which case such owner or beneficial owner must acknowledge its obligations to register its investment under the foreign investment regulations, if applicable, and make the required foreign exchange report to the Central Bank.
Such non-resident withdrawing owner or beneficial owner must also deliver or cause to be delivered to the Central Bank a written notice relating to the sales price realized (net of sales commissions paid or payable to a Colombian securities broker) in respect of the sale of preferred shares (or other deposited securities, as the case may be) and such other certifications as may be required from time to time under applicable Colombian law.

A non-resident owner or beneficial owner who withdraws preferred shares or other deposited securities to or for its or his own account or the account of a nonresident third party and who does not sell or cause to be sold such preferred shares or other deposited securities in Colombia simultaneously with such withdrawal will be subject to the foreign investment regulations and will be required individually to comply with one of the authorized forms of foreign investment in securities of Colombian issuers described below:
investment through an institutional fund; or
investment through an individual fund.
Such owner, beneficial owner or third party may be required to register its foreign capital investment in the preferred shares (i.e., the purchase price of preferred shares plus any securities brokerage commissions paid to Colombian brokers) deposited pursuant to the terms of the deposit agreement by or on behalf of such owner or beneficial owner, or the purchase price of ADSs, if ADSs were purchased from a prior owner or beneficial owner thereof, with the Central Bank, in accordance with the requirements of the exchange declaration used.
Non-resident owners or beneficial owners should consult with their investment advisers prior to any withdrawal of preferred shares in the event that such securities may not be sold or held by such owner or beneficial owner in Colombia at the time of such withdrawal. Neither we, the depositary nor the custodian will have any liability or responsibility whatsoever under the deposit agreement or otherwise for any action or failure to act by any owner or beneficial owner relating to its obligations under the foreign investment regulations or any other Colombian law or regulation relating to foreign investment in Colombia in respect of a withdrawal or sale of preferred shares or other deposited securities, including, without limitation, any failure to comply with a requirement to register such investment pursuant to the terms of the foreign investment regulations prior to such withdrawal or any failure to report foreign exchange transactions to the Central Bank, as the case may be. In addition, the deposit agreement provides that the owner or beneficial owner will be responsible for the report of any false information relating to foreign exchange transactions to the custodian or the Central Bank in connection with deposits or withdrawals of preferred shares or other deposited securities.
Subject to the terms and conditions of the deposit agreement and any limitations established by the depositary, unless requested by us to cease doing so, the depositary may deliver ADRs prior to the receipt of preferred shares (a “pre-release”) and deliver shares upon the receipt and cancellation of ADRs which have been pre-released, whether or not such cancellation is prior to the satisfaction of that pre-release or the depositary knows that any ADR has been pre-released.
The depositary may receive ADRs in lieu of preferred shares in satisfaction of a pre-release. Each pre-release must be:
preceded or accompanied by a written representation from the person to whom the ADRs or preferred shares are to be delivered that such person, or its customer, beneficially owns the preferred shares or ADRs to be remitted, as the case may be, and assigns all beneficial right, title, and interest in such preferred shares or ADRs to the depositary;
at all times fully collateralized with cash or such other collateral as the depositary deems appropriate;
terminable by the depositary on not more than five business days’ notice; and
subject to such further indemnities and credit regulations as the depositary deems appropriate.
Dividends, Other Distributions and Rights
Subject to any restrictions imposed by Colombian law, regulations or applicable permits, the depositary is required, as promptly as practicable:
to convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars, including pesos (“Foreign Currency”), that it receives in respect of the deposited preferred shares; and
to distribute, as promptly as practicable, the resulting U.S. dollar amount (net of reasonable and customary expenses incurred by the depositary in converting such Foreign Currency) to the owners entitled thereto, in proportion to the number of ADSs representing such deposited securities evidenced by ADRs held by them, respectively.
If the depositary determines that in its judgment any Foreign Currency received by the depositary or the custodian cannot be converted on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the depositary, the depositary may distribute the Foreign Currency received by the depositary or the custodian to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the owners entitled to receive the same. If any such conversion of foreign currency, in whole or in part, cannot be distributed to some of the owners entitled thereto, the depositary may in its discretion make such conversion and distribution in U.S. dollars to the extent permissible to the owners entitled thereto, and may distribute the balance of the foreign currency received by the depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of, the owners entitled thereto.
If we declare a dividend in, or free distribution of, preferred shares, the depositary may, and will if we request, distribute to the owners of outstanding ADRs entitled thereto additional ADRs evidencing an aggregate number of ADSs that represents the amount of preferred shares received as such dividend or free distribution, in proportion to the number of ADSs evidenced by the ADRs held by them, subject to the terms and conditions of the deposit agreement with respect to the deposit of preferred shares and the issuance of ADSs evidenced by ADRs, including the withholding of any tax or other governmental charge and the payment of fees of the depositary. The depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from us that such distribution does not require registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or is exempt from registration under the provisions of the Securities Act. In lieu of delivering ADRs for fractional ADSs in the event of any such dividend or free distribution, the depositary will sell the amount of preferred shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the deposit agreement. If additional ADRs are not so distributed, each ADS will thenceforth also represent the additional preferred shares distributed upon the deposited securities represented thereby.
If we offer or cause to be offered to the holders of any deposited securities any rights to subscribe for additional preferred shares or any rights of any other nature, the depositary will have discretion as to the procedure to be followed in making such rights available to any owners of ADRs or in disposing of such rights for the benefit of any owners and making the net proceeds available in U.S. dollars to such owners or, if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, then the depositary shall allow the rights to lapse; provided, however, if at the time of the offering of any rights the depositary determines in its discretion that it is lawful and feasible to make such rights available to all owners or to certain owners but not to other owners, the depositary may distribute to any owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such owner, warrants or other instruments therefor in such form as it deems appropriate. If the depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain owners, it may sell the rights, warrants or other instruments in proportion to the number of ADSs held by the owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales for the account of such owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADR or ADRs, or otherwise.

In circumstances in which rights would not otherwise be distributed, if an owner of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such owner, the depositary will make such rights available to such owner upon written notice from us to the depositary that:
we have elected in our sole discretion to permit such rights to be exercised; and
such owner has executed such documents as we have determined in our sole discretion are reasonably required under applicable law.
Upon instruction pursuant to such warrants or other instruments to the depositary from such owner to exercise such rights, upon payment by such owner to the depositary for the account of such owner of an amount equal to the purchase price of the preferred shares to be received in exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary will, on behalf of such owner, exercise the rights and purchase the preferred shares, and we will cause the preferred shares so purchased to be delivered to the depositary on behalf of such owner. As agent for such owner, the depositary will cause the preferred shares so purchased to be deposited, and will execute and deliver ADRs to such owner, pursuant to the deposit agreement.
The depositary will not offer rights to owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all owners or are registered under the provisions of the Securities Act; provided, that nothing in the deposit agreement will create, or be construed to create, any obligation on our part to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If an owner of ADRs requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the depositary will not effect such distribution unless it has received an opinion from recognized counsel in the United States for Bancolombia upon which the depositary may rely that such distribution to such owner is exempt from such registration. The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner in particular.
Although Colombian law permits preemptive rights to be transferred separately from the preferred shares to which such rights relate, a liquid market for preemptive rights may not exist, and this may adversely affect the amount the depositary would realize upon disposal of rights.
Whenever the depositary receives any distribution other than cash, preferred shares or rights in respect of the deposited securities, the depositary will cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the depositary may reasonably deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the depositary such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that we or the depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to owners or beneficial owners) the depositary deems such distribution not to be feasible, the depositary may adopt such method as it may deem equitable and practicable for the purposes of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the depositary) will be distributed by the depositary to the owners entitled thereto as in the case of a distribution received in cash.
If the depositary determines that any distribution of property (including preferred shares and rights to subscribe therefor) is subject to any taxes or other governmental charges which the depositary is obligated to withhold, the depositary may, by public or private sale, dispose of all or a portion of such property in such amount and in such manner as the depositary deems necessary and practicable to pay such taxes or charges and the depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the owners entitled thereto in proportion to the number of ADSs held by them, respectively.
Changes Affecting Deposited Preferred Shares
Upon any change in nominal or par value, stock split, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities which shall be received by the depositary or custodian in exchange for, in conversion of, or in respect of deposited securities will be treated as new deposited securities under the deposit agreement, and the ADSs will thenceforth represent, in addition to the existing deposited securities, the right to receive the new deposited securities so received in exchange or conversion, unless additional ADRs are delivered pursuant to the following sentence. In any such case the depositary may, and will, if we so request, execute and deliver additional ADRs as in the case of a distribution in preferred shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new deposited securities.
Record Dates
Whenever:
any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made;
rights shall be issued with respect to the deposited securities;
for any reason the depositary causes a change in the number of preferred shares that are represented by each ADS;
the depositary shall receive notice of any meeting of holders of preferred shares or other deposited securities; or
the depositary shall find it necessary or convenient,
the depositary will fix a record date
for the determination of the owners who will be (A) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (B) entitled to give instructions for the exercise of voting rights at any such meeting; or
on or after which each ADS will represent the changed number of preferred shares, all subject to the provisions of the deposit agreement.
Voting of Deposited Securities
Holders of preferred shares, and consequently holders of ADS, have very limited voting rights. See “Preferred Shares --Voting Rights” above.
In the event holders of preferred shares are entitled to vote, upon receipt of notice of any meeting or solicitation of consents or proxies of holders of preferred shares or other deposited securities, if requested in writing by us, the depositary will, as soon as practicable thereafter, mail to all owners a notice, the form of which notice will be in the sole discretion of the depositary, containing:
the information included in such notice of meeting received by the depositary from us;
a statement that the owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of Colombian law and of our by-laws, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the amount of preferred shares or other deposited securities represented by their respective ADSs; and

a statement as to the manner in which such instructions may be given.
Upon the written request of an owner on such record date, received on or before the date established by the depositary for such purpose, the depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of preferred shares or other deposited securities represented by the ADSs evidenced by such ADRs in accordance with the nondiscretionary instructions set forth in such request. The depositary will not vote or attempt to exercise the right to vote that attaches to the preferred shares or other deposited securities other than in accordance with such instructions. If the depositary does not receive instructions from the owner on or before the date established by the depositary for such purpose, the depositary shall take such action as is necessary, upon our request, subject to applicable law, the by-laws and the terms and conditions of the deposited securities, to cause the underlying preferred shares to be counted for purposes of satisfying applicable quorum requirements.
There can be no assurance that the owners generally or any owner in particular will receive the notice described above sufficiently prior to the date established by the depositary for the receipt of instructions to ensure that the depositary will in fact receive such instructions on or before such date.
Reports and Other Communications
The depositary makes available for inspection by ADR owners at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from us, which are both:
received by the depositary as the holder of the preferred shares or other deposited securities; and
made generally available to the holders of such preferred shares or other deposited securities by us.
The depositary will also send to the owners copies of such reports and communications furnished by us pursuant to the deposit agreement. Any such reports and communications including any proxy soliciting material furnished to the depositary by us will be furnished in English when so required pursuant to any regulations of the SEC.
Amendment and Termination of the Deposit Agreement
The form of ADRs and any provisions of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary in any respect which they may deem necessary or desirable without the consent of the owners of ADRs; provided, however, that any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other expenses), or which otherwise prejudices any substantial existing right of ADR owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of any amendment given to the owners of outstanding ADRs. Every owner of an ADR, at the time any amendment becomes effective, will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event will such amendment impair the right of the owner or any ADR to surrender such ADR and receive therefor the preferred shares or other deposited securities represented thereby, except to comply with mandatory provisions of applicable law.
The depositary will at any time at our direction terminate the deposit agreement by mailing notice of such termination to the owners of the ADRs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the deposit agreement by mailing notice of such termination to us and the owners of all ADRs outstanding if, at any time after 90 days have expired after the depositary will have delivered to us a written notice of its election to resign, a successor depositary will not have been appointed and accepted its appointment, in accordance with the terms of the deposit agreement. If any ADRs remain outstanding after the date of termination of the deposit agreement, the depositary thereafter shall discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the deposit agreement, except the collection of dividends and other distributions pertaining to the deposited securities, the sale of rights and other property and the delivery of underlying preferred shares or other deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs (after deducting, in each case, the fees of the depositary for the surrender of an ADR and other expenses set forth in the deposit agreement and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the depositary may sell the deposited securities then held thereunder and hold uninvested the net proceeds of such sale, together with any other cash, unsegregated and without liability for interest, for the pro-rata benefit of the owners that have not theretofore surrendered their ADRs, such owners thereupon becoming general creditors of the depositary with respect to such proceeds. After making such sale, the depositary will be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting, in each case, the fee of the depositary and other expenses set forth in the deposit agreement for the surrender of an ADR and any applicable taxes or other governmental charges).
Charges of Depositary
The depositary will charge any party depositing or withdrawing preferred shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or deposited securities or a distribution of ADRs pursuant to the deposit agreement) where applicable:
taxes and other governmental charges,
such registration fees as may from time to time be in effect for the registration of transfers of ADSs generally on the ADS register of the issuer or foreign registrar and applicable to transfers of ADSs to the name of the depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals, such cable, telex and facsimile transmission expenses as are expressly provided in the deposit agreement, such expenses as are incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement, a fee of $5.00 or less per 100 ADSs (or portion thereof) for the execution and delivery of ADRs pursuant to the deposit agreement, and the surrender of ADRs pursuant to the deposit agreement, a fee of $1.50 or less per certificate for an ADR or ADRs for transfers made pursuant to the deposit agreement, and a fee for, and deducted from, the distribution of proceeds of the sale of rights pursuant to the deposit agreement, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of ADSs received upon the exercise of such rights, but which rights are instead sold and the proceeds of such sale distributed by the depositary to owners.
The depositary, pursuant to the deposit agreement, may own and deal in any class of securities issued by us and our affiliates and in ADRs.
Liability of Owner for Taxes
If any tax or other governmental charge shall become payable by the custodian or the depositary with respect to any ADR of any deposited securities represented by the ADSs evidenced by such ADR, such tax or other governmental charge will be payable by the owner or beneficial owner of such ADR to the depositary. The depositary may refuse to effect any transfer of such ADR or any withdrawal of deposited securities underlying such ADR until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the owner or beneficial owner thereof any part or all of the deposited securities underlying such ADR and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner or beneficial owner of such ADR will remain liable for any deficiency.
General
Neither the depositary nor we nor any of our respective directors, employees, agents or affiliates will be liable to any owner or beneficial owner of ADRs, if by reason of any provision of any present or future law or regulation of the United States, Colombia or any other country, or of any other governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of our by-laws, or by reason of any provision of any securities issued or distributed by us, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, the depositary or us or any of our respective directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the deposit agreement or the deposited securities it is provided will be done or performed; nor will the depositary or us incur any liability to any owner or beneficial owner of any ADR by reason of any non- performance or delay, caused as aforesaid, in the performance of any set or thing which by the terms of the deposit agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement. Where, by the terms of a distribution pursuant to the deposit agreement, or an offering or distribution pursuant to the deposit agreement, or for any other reason, such distribution or offering may not be made available to owners, and the depositary may not dispose of such distribution or offering on behalf of such owners and make the net proceeds available to such owners, then the depositary will not make such distribution or offering, and will not allow the rights, if applicable, to lapse.
Neither we nor the depositary assumes any obligation, nor we or the depositary will be subject to any liability under the deposit agreement to owners or beneficial owners of ADRs, except that we and the depositary agree to perform our respective obligations specifically set forth under the deposit agreement without negligence or bad faith.
The ADRs are transferable on the books of the depositary, provided, that the depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties or upon our written request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any deposited securities, the depositary, the custodian or the registrar may require payment from the person representing the ADR or the depositor of the preferred shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock, transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to preferred shares being deposited or withdrawn) and payment of any applicable fees payable by the holders of ADRs. The depositary may refuse to deliver ADRs, to register the transfer of any ADR or to make any distribution on, or related to, preferred shares until it has received such proof of citizenship or residence, exchange control approval, approval or registration under the foreign investment regulations or other information as it may deem necessary or proper. The delivery, transfer, registration of transfer of outstanding ADRs and surrender of ADRs generally may be suspended or refused during any period when our or the depositary’s transfer books are closed or if any such action is deemed necessary or advisable by us or the depositary, at any time or from time to time.
The depositary keeps books, at its Corporate Trust Office, for the registration and transfer of ADRs, which at all reasonable times is open for inspection by the owners, provided, that such inspection is not for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.
The depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the depositary.

DEBT SECURITIES
Each series of notes listed on the New York Stock Exchange and set forth in the table at the beginning of this document has been issued by CIB. Each of these series of notes was issued pursuant to an effective registration statement and a related prospectus and prospectus supplement setting forth the terms of the relevant series of notes.
The following table sets forth the dates of the registration statements, dates of the prospectus supplements and dates of issuance for each relevant series of notes (the “Notes”).

Series	Registration Statement	Date of Prospectus Supplement	Date of Issuance
6.909% Subordinated Notes due 2027	333-211071	October 11, 2017	October 18, 2017
8,625% Subordinated Notes due 2024	333-264524	June 17, 2024	June 24, 2024

The following description of our Notes is a summary and does not purport to be complete and is qualified in its entirety by the full terms of the Notes.
The 2027 and 2034 Subordinated Notes (the “Subordinated Notes”) were issued in the aggregate principal amount and, from and including the issuance date of the Subordinated Notes to, but excluding, their respective Reset Date (as defined below) will bear interest at the rate set out in the table below.

Series	Aggregate Principal Amount	Maturity Date	Interest Rate
2027 notes	$750,000,000	October 18, 2027	6.909%
2034 notes	$800,000,000	December 24, 2034	8.625%

From and after their respective Reset Date, to, but excluding, the date of maturity or earlier redemption date of the Subordinated Notes, the Subordinated Notes will bear interest on the outstanding principal amount at a rate per annum equal to the sum of (i) the Benchmark Reset on the Rate Reset Date plus;
in respect of the 2027 notes, (ii) 292.9 basis points; or
in respect of the 2034 notes, (ii) 432 basis points,
as calculated by the issuer.
In accordance with the terms of the 2027 Notes, the rate of interest on the 2027 Notes reset on October 18, 2022 to 6.909% and the interest rate on the 2034 Notes is due to reset on December 24, 2029 (each, a “Reset Date”).

“Benchmark Reset Rate” means (i) the rate per annum corresponding to the semi-annual equivalent yield to maturity, under the heading that represents the average for the week immediately prior to the third Business Day preceding the respective Reset Date of the Subordinated Notes, as published under the weekly U.S. Federal Reserve Board’s H.15(519) or any successor publication that is published weekly by the U.S. Federal Reserve and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the 5-Year U.S. Treasury Bond or (ii) if such release (or any successor release) is not published during the week preceding the respective Reset Date of the Subordinated Notes, or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the 5-Year U.S. Treasury Bond, calculated by U.S. dealers selected by the Issuer using a price for the 5-Year U.S. Treasury Bond (expressed as a percentage of its principal amount) equal to the average of the quotations obtained from such U.S. dealers for the respective Reset Date of each of the Subordinated Notes. The Benchmark Reset Rate will be calculated on the third Business Day preceding the respective Reset Date of the Subordinated Notes.
Interest on the Subordinated Notes will be payable semi-annually, in arrears, on the Fixed Rate Interest Payment Dates, commencing on the First Fixed Rate Interest Payment Date, set forth in the table below:

	Interest Payment Dates	First Interest Payment Date
2027 notes........................................................	April 18 and October 18 of each year	April 18, 2018
2034 notes........................................................	June 24 and December 24 of each year	December 24, 2024
Terms applicable to the Subordinated Notes
The following is a summary of the material terms and provisions of the Subordinated Notes. The following summary does not purport to be a complete description of the Subordinated Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the two indentures executed between the Bank and The Bank of New York Mellon, as trustee the “Subordinated Notes Trustee”) in respect of the 2027 Subordinated Notes and the 2034 Subordinated Notes, dated October 18, 2017, and June 24, 2024, respectively (together, the “Subordinated Debt Indentures”). Unless stated otherwise, the material terms and provisions outlined below apply to both the 2027 and the 2034 Subordinated Notes. Capitalized terms not otherwise defined herein shall have the meaning set forth in the respective Subordinated Debt Indentures.

The terms of the Subordinated Notes include those set forth in the Subordinated Debt Indentures and those made part of the Subordinated Debt Indentures by reference to the Trust Indenture Act.
General
Subordinated Debt Indentures
The Subordinated Notes were issued under the Subordinated Debt Indentures.
The Subordinated Notes Trustee has the following two main roles:
First, the Subordinated Notes Trustee can enforce the rights of registered holders of the Subordinated Notes (“Subordinated Notes Holder”, or “Subordinated Notes Holders”) against us if we default in respect of the Subordinated Notes. There are some limitations on the extent to which the Subordinated Notes Trustee acts on behalf of Subordinated Note Holders, which are described under “Events of Default”; and

Second, the Subordinated Notes Trustee performs administrative duties for us, such as making interest payments and sending notices to holders of Subordinated Notes.
Principal, Maturity and Interest
Interest on the Subordinated Notes will be payable to Subordinated Notes Holders of record at the close of business on the Business Day immediately prior to each such Interest Payment Date, as the case may be, immediately preceding the relevant Interest Payment Date. Interest on the Subordinated Notes will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or final maturity date is a day that is not a Business Day, the related payment of the principal and interest will be made on the next succeeding Business Day as if it were made on the date the payment was due.
In the event that the Bank defaults on the payment of principal, premium, if any, interest or such other amounts as may be payable in respect of the Subordinated Notes, the Bank will pay interest on overdue principal and premium, if any, at the rate borne by the Subordinated Notes plus 1% per year and it will pay interest on overdue installments of interest at the same rate to the extent lawful.
The Subordinated Notes were issued in registered form, without coupons. Beneficial interests in the Subordinated Notes are shown on, and transfers are effected only through, records maintained by the DTC and its participants.
The Bank will pay the principal of and interest on the Subordinated Notes and any Additional Amounts (as defined below) in U.S. Dollars.
Additional Notes
After the Issue Date of the Subordinated Notes, the Bank may issue additional Notes under either of the Subordinated Debt Indentures, having identical terms and conditions to the 2027 or 2034 Notes to be issued on the early settlement date (the “Additional Subordinated Fungible Notes”), except with respect to (1) issue date, (2) issue price, (3) first Interest Payment Date and (4) any adjustments necessary in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws), which are not adverse in any material respect to any Subordinated Note Holder of any outstanding Subordinated Notes (other than such Additional Subordinated Fungible Notes). Any Additional Subordinated Fungible Notes are expected to be part of the same issue as the Subordinated Notes to be issued on the early settlement date and will be treated as a single series with the Subordinated Notes to be issued on the early settlement date, including for purposes of voting, redemptions and offers to purchase. Pursuant to the Subordinated Debt Indentures, no Additional Fungible Notes may be issued unless such Additional Subordinated Fungible Notes will be fungible with the Subordinated Notes to be issued on the early settlement date for U.S. federal income tax purposes.
Additional Amounts
All payments made by the Bank under or with respect to the Subordinated Notes will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Taxing Authority in any Relevant Taxing Jurisdiction, unless the Bank or the paying agent is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Bank or the paying agent is required to withhold or deduct any Additional Amounts, the Bank will pay such Additional Amounts as may be necessary so that the net amount received by each Subordinated Note Holder (including Additional Amounts) after such withholding or deduction will equal the amount the Subordinated Note Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to any Tax that would not have been imposed, payable or due:
(1) but for the existence of any present or former connection between the Subordinated Note Holder (or the beneficial owner of, or Person ultimately entitled to obtain an interest in, such Subordinated Notes) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than the mere holding of the Subordinated Notes or enforcement of rights thereunder or the receipt of payments in respect thereof;
(2) but for the failure to satisfy any certification, identification or other reporting requirements whether imposed by statute, treaty, regulation or administrative practice, provided, however, that the Bank has delivered a request to the Subordinated Note Holder to comply with such requirements at least 30 days prior to the date by which such compliance is required; or
(3) if the presentation of Subordinated Notes (where presentation is required) for payment had occurred within 30 days after the date such payment was due and payable or was duly provided for, whichever is later.
In addition, Additional Amounts will not be payable if the beneficial owner of, or Person ultimately entitled to obtain an interest in, such Subordinated Notes had been the Subordinated Note Holder and such beneficial owner would not be entitled to the payment of Additional Amounts by reason of clause (1), (2), or (3) above. In addition, Additional Amounts will not be payable with respect to any Tax which is payable otherwise than by withholding from payments of, or in respect of principal of, or any interest on, the Subordinated Notes.
A reference to the payment of amounts based upon the principal amount of the Subordinated Notes or of principal, interest or of any other amount payable under or with respect to any of the Subordinated Notes, includes the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
Notwithstanding the foregoing, all payments shall be made net of FATCA Withholding Tax, and no additional amounts will be payable as a result of any such FATCA Withholding Tax.
Upon request, the Bank will provide the Subordinated Notes Trustee with documentation satisfactory to the Subordinated Notes Trustee evidencing the payment of Additional Amounts.
The Bank will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the Subordinated Notes or any other document or instrument referred to therein, or the receipt of any payments with respect to the Subordinated Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction other than a jurisdiction in which the Bank is organized or is otherwise resident for tax purposes, the United States of America or any jurisdiction in which a paying agent is located, but not excluding those resulting from, or required to be paid in connection with, the enforcement of the Subordinated Notes or any other such document or instrument following the occurrence of any Event of Default with respect to the Subordinated Notes.
Methods of Receiving Payments on the Subordinated Notes
The Bank will make payments of principal of, and premium, if any, and interest on the Subordinated Notes and any Additional Amounts represented by global securities by wire transfer of U.S. dollars to DTC or to its nominee as the registered holder of the Subordinated Notes, which will receive the funds for distribution to the owners of beneficial interests in the Subordinated Notes. The Bank has been informed by DTC that the owners will be paid in accordance with the procedures of DTC and its participants. Neither the Bank, the Subordinated Notes Trustee nor the paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.
Certificated Subordinated Notes
If (i) the Bank notifies the Subordinated Notes Trustee in writing that DTC is no longer willing or able to act as a Depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and, in either case, a successor Depositary is not appointed by the Bank within 90 days of such notice or cessation; (ii) the Bank, in its sole discretion, notifies the Subordinated Notes Trustee in writing that it elects to cause the issuance of Subordinated Notes in definitive form under the Subordinated Debt Indentures; or (iii) upon the occurrence of certain other events as provided in the Subordinated Debt Indentures, then, upon surrender by DTC of the global Subordinated Notes, certificated Subordinated Notes will be issued to each person that DTC identifies as the beneficial owner of the Subordinated Notes represented by the global Subordinated Notes. Upon any such issuance, the Subordinated Notes Trustee shall (upon written direction from the Bank) register such certificated Subordinated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.
Neither the Bank nor the Subordinated Notes Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Subordinated Notes and the Bank and the Subordinated Notes Trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Subordinated Notes to be issued).
Notices
The Bank will mail any notices to Subordinated Notes Holders at the addresses appearing in the security register maintained by the paying agent. The Bank will consider a notice to be given at the time it is mailed. Neither the failure to give any notice to a particular Subordinated Note Holder, nor any defect in a notice given to a particular Subordinated Note Holder, will affect the sufficiency of any notice given to another Subordinated Note Holder.
Subordination of Notes
The Subordinated Notes will constitute unsecured and subordinated obligations of the Bank and will rank pari passu with all other unsecured and Tier Two Capital subordinated Indebtedness of the Bank, if any, other than subordinated Indebtedness, that, under its terms, is designated as junior to the Subordinated Notes. Pursuant to Colombian banking laws, the Subordinated Notes constitute Tier Two Capital “subordinated bonds” (bonos subordinados), as approved by the SFC.
Accordingly, Subordinated Notes Holders may recover less ratably than creditors of the Bank who are creditors of Senior External Liabilities. Also, as a result of the operation of the provisions of the Subordinated Notes described under “Loss Absorption” below, Subordinated Notes Holders may recover less ratably than holders of pari passu subordinated debt of the Bank that does not include a similar loss absorption feature.
In addition, the Subordinated Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Bank’s subsidiaries.
The payment of all Obligations on or relating to the Subordinated Notes will, in the event of liquidation, be subordinated in right of payment to the prior payment in full in cash or cash equivalents of all obligations due in respect of Senior External Liabilities of the Bank, whether outstanding on the Issue Date or incurred after that date, and will be senior only to subordinated instruments constituting Tier One Capital and the Bank’s capital stock. The creditors holding Senior External Liabilities will be entitled to receive payment in full in cash or cash equivalents of all obligations due in respect of Senior External Liabilities before the Subordinated Notes Holders will be entitled to receive payment of any Obligations on or relating to the Subordinated Notes:
in the event of any distribution to creditors of the Bank in a total or partial liquidation, dissolution or winding up of the Bank; or
in the event that the SFC institutes an Intervention Measure on the Bank and determines to liquidate the Bank.
Redemption
The Bank will not be permitted to redeem the Subordinated Notes before their stated maturity, except as set forth below.
Optional Redemption on Reset Date

The Bank will have the right to redeem the Subordinated Notes, in whole but not in part, on their respective Reset Date for the 2027 Notes and at any time on or after June 24, 2029 (six months prior to the Reset Date) until (and including) the Reset Date for the 2034 Notes, at a redemption price equal to 100% of the outstanding aggregate principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the Redemption Date,
A.    provided, however, that the Bank shall only exercise its right to redeem the Subordinated Notes in compliance with, and as permitted by, applicable Colombian laws and regulations then in effect; and
B.    to the extent required by applicable law, prior approval of the SFC or any other then applicable Colombian governmental authority, has been obtained by the Bank.
Optional Redemption upon Tax Event or Regulatory Event
At any time after the Issue Date, the Bank will have the right to redeem the Subordinated Notes in whole, but not in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest and any Additional Amounts, to the date of redemption:
i.    upon the occurrence of a Regulatory Event; or
ii.    upon the occurrence of a Tax Event,
A.    provided, however, that the Bank shall only exercise its right to redeem the Subordinated Notes in compliance with, and as permitted by, applicable Colombian laws and regulations then in effect; and
B.    to the extent required by applicable law, prior approval of the SFC or any other then applicable Colombian Governmental Authority, has been obtained by the Bank.
In addition, in the case of a redemption following the occurrence of a Tax Event, the Bank must provide the Subordinated Notes Trustee an Officers’ Certificate and an opinion of an independent legal counsel of nationally recognized standing in such tax matters, stating that the conditions set forth in the Subordinated Debt Indentures for such exercise have been met.
Optional Clean-Up Redemption (2034 Subordinated Notes)
With respect to the 2034 Subordinated Notes, if at least 90% of the initial aggregate principal amount of the Subordinated Notes has been redeemed or purchased by, or on behalf of, the Bank and cancelled, the Bank may, at any time, at its option, redeem the 2034 Subordinated Notes that remain outstanding, in whole, but not in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest and any Additional Amounts to the redemption date on the date of redemption; provided, however, that any such redemption may only occur after June 24, 2029; and provided, further, that

A. the Bank shall only exercise its right to redeem the 2034 Subordinated Notes in compliance with, and as permitted by, applicable Colombian laws and regulations then in effect; and
B. to the extent required by applicable law, prior approval of the SFC or any other then applicable Colombian governmental authority has been obtained by the Bank.
Redemption Procedures
Notice of redemption must be given to Subordinated Notes Holders not less than 30 days for the 2027 Subordinated Notes Holders and 10 days for the 2034 Subordinated Notes Holders nor more than 60 days prior to the redemption date. On and after the redemption date, interest will cease to accrue on the Subordinated Notes (unless the Bank defaults in the payment of the redemption price and accrued and unpaid interest). On the Business Day immediately preceding the redemption date, the Bank will deposit with the Subordinated Notes Trustee or with a paying agent money sufficient to pay the redemption price of and

(unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on the Subordinated Notes to be redeemed on such date.
A redemption notice will be automatically rescinded and will have no force and effect, and no redemption amount will be due and payable, if a Write- Down Event occurs prior to the applicable redemption date (in which chase, a Write-Down will occur as described under “Loss Absorption”).
Substitution or Variation (2034 Subordinated Notes)
With respect to the 2034 Subordinated Notes, following the occurrence of a Tax Event or Regulatory Event, the Bank may, as an alternative to redemption of the 2034 Subordinated Notes as described in “Optional Redemption upon Tax Event or Regulatory Event” above (without any requirement for the consent or approval of the 2034 Subordinated Notes Holders), on at least 10 days’ but not more than 60 days’ written notice, either substitute all (but no less than all) of the 2034 Subordinated Notes for, or vary the terms of the terms of the 2034 Subordinated Notes so that they remain or, as the case may be, become Qualifying Tier 2 Notes, provided that, in each case, to the extent required by applicable law, prior approval of the SFC or any other then applicable Colombian governmental authority has been obtained by the Bank.
Prior to any substitution or variation of the 2034 Subordinated Notes, the Bank will deliver to the 2034 Subordinated Notes Trustee the documents required under the 2034 Subordinated Debt Indenture, including an Officers’ Certificate, stating that the conditions set forth in the 2034 Subordinated Debt Indenture for such substitution or variation have been met.
Loss Absorption
As determined by applicable Colombian laws and regulations then in effect, if: (i) the Bank’s Basic Individual Solvency Ratio or the Bank’s Basic Consolidated Solvency Ratio is below 4.5% (whichever occurs first); or (ii) the SFC, in its discretion, otherwise so determines in writing (each of the foregoing, a “Write-Down Event”), the outstanding principal, accrued and unpaid interest, and any other amounts due on the Subordinated Notes will be permanently reduced, pro rata with reductions in the outstanding principal, accrued and unpaid interest, and any other amounts due on other Tier Two Capital subordinated Indebtedness as to which a Write- Down Event has occurred, if any, (other than subordinated Indebtedness, that, under its terms, is designated as junior to the Subordinated Notes) to the extent permitted by the SFC at the time, by an amount needed to (x) restore the Basic Individual Solvency Ratio to 6%; (y) restore the Basic Consolidated Solvency Ratio to 6%; or (z) comply with the order of the SFC to restore the Basic Individual Solvency Ratio or Basic Consolidated Solvency Ratio to 6%, as applicable (a “Write- down”), provided that the principal amount of the Subordinated Notes may not be written down below zero. The amount by which the outstanding principal amount, accrued and unpaid interest, and any other amounts due on the Subordinated Notes is reduced upon the occurrence of a Write-Down Event is referred to as the “Permanent Reduction Amount.”
In the event that the Write-Down is insufficient to restore the Basic Individual Solvency Ratio or the Basic Consolidated Solvency Ratio to the required levels, the principal amount of the Subordinated Notes will be reduced to zero. In any case, under Colombian banking laws the Write-Down Event will be triggered prior to the issuance of an order of capitalization or patrimony enhancement of the Bank with public funds.
We will provide notice to Subordinated Notes Holders and the Subordinated Notes Trustee (a “Write-down Notice”) that a Write-Down Event and subsequent Write-down has occurred within two Business Days following such Write-Down Event. Any Write-Down Notice will be accompanied by an Officers' Certificate stating that a Write-Down Event has occurred, specifying the Reduction Date, which shall be the Business Day following the occurrence of the Write-Down Event, setting out the method of calculation of the Permanent Reduction Amount and indicating the amounts of principal, interest and any other amounts due comprising the Permanent Reduction Amount.

On the Reduction Date, the outstanding principal amount on the Subordinated Notes will be decreased as specified in the Write-Down Notice and the amounts of accrued and unpaid interest and any other amounts due on the Subordinated Notes as of the Reduction Date will be canceled, in each case to the extent specified in the Write-Down Notice. Following the Reduction Date, interest will accrue on the principal amount of the Subordinated Notes that remains after giving effect to the Write- Down.
A Write-Down Event and the subsequent reduction of the outstanding principal, accrued and unpaid interest, and any other amounts on the Subordinated Notes will not constitute an Event of Default. Any holder of Subordinated Notes will automatically be deemed to have irrevocably waived its right to claim or receive, and will not have any rights against us or the Subordinated Notes Trustee with respect to, repayment of, the Permanent Reduction Amount, irrespective of whether such amounts have become due and payable prior to the date on which the Write-Down Event shall have occurred.
“Basic Consolidated Solvency Ratio” means in respect to the consolidated capital of the Bank, the consolidated amount of Common Equity Tier One Capital net from all deductions, divided by the consolidated amount of credit and market risk weighted assets, all of the foregoing determined in accordance with Decree 2555 and Colombian Banking GAAP.
“Basic Individual Solvency Ratio” means in respect to the capital of the Bank, the result of dividing the Common Equity Tier One Capital net from all deductions, by the credit and market risk weighted assets of the Bank, all of the foregoing determined in accordance with Decree 2555 and Colombian Banking GAAP.
Certain Covenants
The Subordinated Debt Indentures contain, among others, the following covenants:
Mergers, Consolidations, or Sale of Assets
The Bank will not consolidate with or merge into, or sell, lease, convey or transfer, in one transaction or a series of transactions, all or substantially all of the Bank’s properties and assets to any Person, unless:
1.the Bank obtains any and all regulatory approvals in connection therewith;
the surviving entity, if other than the Bank, is organized and existing under the laws of Colombia or the United States and assumes via supplemental indenture all of the Obligations under the Subordinated Notes and the Subordinated Debt Indentures;
the Bank, or the surviving entity, as the case may be, is not immediately after such transaction in Default under the Subordinated Notes and the Subordinated Debt Indentures; and
the Bank or the surviving entity will have delivered to the Subordinated Notes Trustee an Officers’ Certificate and an Opinion of Counsel, each in form and substance satisfactory to the Subordinated Notes Trustee, stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the requirements of the Subordinated Debt Indentures and that all conditions precedent in the Subordinated Debt Indentures relating to such transaction have been satisfied and that the Subordinated Debt Indentures and the Subordinated Notes constitute legal, valid and binding obligations of the surviving entity, enforceable in accordance with their terms.
Maintenance of Office or Agent for Service of Process
The Bank shall maintain an office or agent for service of process in the Borough of Manhattan, The City of New York, where notices to and demands upon the Bank in respect of the Subordinated Notes and the Subordinated Debt Indentures may be served. Initially this agent will be CT Corporation System for the 2027 Subordinated Notes and Subordinated Debt Indenture and Law Debenture Corporate Services Inc. for the 2034 Subordinated Notes and Subordinated Debt Indenture, and the Bank will agree not to change the designation of such agents without prior notice to the Subordinated Notes Trustee and designation of a replacement agent in the Borough of Manhattan, The City of New York.
Provision of Financial Statements and Reports
At all times when the Bank is required to file any financial statements or reports with the SEC, the Bank shall use its best efforts to file all required statements or reports in a timely manner in accordance with the rules and regulations of the SEC. In addition, at any time when the Bank is not subject to or is not current in its reporting obligations under Section 13 or Section 15(d) of the Exchange Act and is not exempt from the registration requirements of Section 12(g) of the Exchange Act pursuant to Rule 12g3-2(b) thereunder and any Subordinated Notes remain outstanding, the Bank will make available, upon request, to any Subordinated Note Holder or any prospective purchaser of the Subordinated Notes, who so requests in writing, substantially the same financial and other information that we would be required to include and file in an annual report on Form 20-F and reports that we furnish on Form 6-K.
Delivery of such reports, information and documents to the Subordinated Notes Trustee shall be for informational purposes only and the Subordinated Notes Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Bank’s compliance with any of the covenants contained in the Subordinated Debt Indentures (as to which the Subordinated Notes Trustee will be entitled to conclusively rely upon an Officers’ Certificate).
Further Actions
The Bank will, at its own cost and expense, satisfy any condition or take any action (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, as may be necessary or as the Subordinated Notes Trustee may reasonably request, in accordance with applicable laws and/or regulations, to be taken, fulfilled or done in order to (i) enable the Bank to lawfully enter into, exercise its rights and perform and comply with its obligations under the Subordinated Debt Indentures and the Subordinated Notes, as the case may be; (ii) ensure that its obligations under the Subordinated Debt Indentures and the Subordinated Notes are legally binding and enforceable; (iii) make the Subordinated Debt Indentures and the Subordinated Notes admissible in evidence in the courts of the State of New York and Colombia; (iv) preserve the enforceability of, and maintain the Subordinated Notes Trustee’s rights under, the Subordinated Debt Indentures; and (v) respond to any reasonable requests received from the Subordinated Notes Trustee to enable the Subordinated Notes Trustee to facilitate the exercise of its rights and performance of its obligations under the Subordinated Debt Indentures and the Subordinated Notes, including exercising and enforcing its rights under and carrying out the terms, provisions and purposes of the Subordinated Debt Indentures and the Subordinated Notes.
Events of Default
Each of the following is an “Event of Default”:
2.failure by the Bank to pay interest on any of the Subordinated Notes when it becomes due and payable and the continuance of any such failure for thirty (30) days;
failure by the Bank to pay the principal on any of the Subordinated Notes when it becomes due and payable, whether at Stated Maturity or otherwise, and only with regard to the 2027 Subordinated Notes, when the continuance of any such failure is for seven (7) days;
the Bank pursuant to or within the meaning of any Bankruptcy Law:
(a)    commences a voluntary case;
(b)    consents to the entry of an order for relief against it in an involuntary case;
(c)    consents to the appointment of a Custodian of it or for all or substantially all of its assets;

(d)    makes a general assignment for the benefit of its creditors;
(e)    is subject to any other Intervention Measure or Preventive Measure; or
the SFC enters an order or decree under any Bankruptcy Law that:
(a)    is for relief against the Bank as debtor in an involuntary case;
(b)    appoints a Custodian of the Bank or a Custodian for all or substantially all of the assets of the Bank; or
(c)    orders the liquidation of the Bank, and the order or decree remains unstayed and in effect for sixty (60) days.
If the Bank fails to make payment of principal, interest or Additional Amounts, if any, on the Subordinated Notes (and, in the case of payment of principal, such failure to pay continues for seven (7) days or, in the case of payment of interest or Additional Amounts, such failure to pay continues for thirty (30) days), each Subordinated Note Holder has the right to demand and collect under the Subordinated Debt Indentures and the Bank will pay to the Subordinated Notes Holders the applicable amount of such due and payable principal, accrued and unpaid interest and Additional Amounts, if any, on the Subordinated Notes; provided, however, that to the extent that the SFC has adopted an Intervention Measure (as defined below) in connection with the Bank under the Colombian Bankruptcy Law, the Subordinated Notes Holders would not be able to commence independent collection proceedings to recover amounts owed.
There is no right of acceleration in the case of a default in any payment on the Subordinated Notes (whether when due or otherwise) or the performance of any of the Bank’s other obligations under the Subordinated Debt Indentures or the Subordinated Notes. Notwithstanding the immediately preceding sentence, the Subordinated Notes Holders shall have the right to accelerate the payments due under the Subordinated Notes upon the Bank’s liquidation. Subject to the subordination provisions of the Subordinated Notes, if any Event of Default occurs and is continuing, the Subordinated Notes Trustee may pursue any available remedy (excluding acceleration, except as provided herein) to collect the payment of principal and interest on the Subordinated Notes or to enforce the performance of any provision of the Subordinated Notes or the Subordinated Debt Indentures.
The Subordinated Notes Trustee is not to be charged with knowledge of any Default or Event of Default or knowledge of any cure of any Default or Event of Default unless either (i) a Responsible Officer of the Subordinated Notes Trustee has actual knowledge of such Default or Event of Default or (ii) written notice of such Default, Event of Default or cure has been given to the Subordinated Notes Trustee at its Corporate Trust Office by the Bank or any Subordinated Note Holder.
Satisfaction and Discharge
The Subordinated Debt Indentures will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Subordinated Notes, which shall survive until all Subordinated Notes have been canceled) as to all outstanding Subordinated Notes when either:
(1) all the Subordinated Notes that have been authenticated and delivered (except lost, stolen or destroyed Subordinated Notes which have been replaced or paid and Subordinated Notes for whose payment money has been deposited in trust or segregated and held in trust by the Bank and thereafter repaid to the Bank or discharged from the trust) have been delivered to the Subordinated Notes Trustee for cancellation, or
(2) (a)    all Subordinated Notes not delivered to the Subordinated Notes Trustee for cancellation otherwise have become due and payable and the Bank has irrevocably deposited or caused to be deposited with the Subordinated Notes Trustee trust funds in trust solely for the benefit of the Subordinated Notes Holders in an amount of money sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Subordinated Notes not delivered to the Subordinated Notes Trustee for cancellation,
(b)    the Bank has paid all sums payable by it under the Subordinated Debt Indentures,
(c)    the Bank has delivered irrevocable instructions to the Subordinated Notes Trustee to apply the deposited money toward the payment of the Subordinated Notes at maturity, and
(d)    the Subordinated Notes Holders have a valid, perfected, exclusive security interest in the trust.
In addition, the Bank must deliver an Officers’ Certificate and an Opinion of Counsel to the Subordinated Notes Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Transfer and Exchange
A Subordinated Note Holder will be able to register the transfer of or exchange Subordinated Notes only in accordance with the provisions of the Subordinated Debt Indentures. The registrar may require a Subordinated Note Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Subordinated Debt Indentures. Without the prior consent of the Bank, the registrar is not required to register the transfer or exchange of a Subordinated Note between a record date and the next succeeding interest payment date.
The Subordinated Note will be issued in registered form and the registered Subordinated Note Holder will be treated as the owner of such Note for all purposes.
Amendment, Supplement and Waiver
Subject to certain exceptions, the Subordinated Debt Indentures or the Subordinated Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Subordinated Notes) of the Subordinated Notes Holders of at least a majority in aggregate principal amount of the Subordinated Notes then outstanding (including, without limitation, Additional Notes, if any), and any existing Default under, or compliance with any provision of, the Subordinated Debt Indentures may be waived (other than any continuing Default in the payment of the principal or interest on the Subordinated Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Subordinated Notes) of the Subordinated Notes Holders of a majority in aggregate principal amount of the Subordinated Notes then outstanding (including, without limitation, Additional Notes, if any); provided, that without the consent of each Subordinated Note Holder affected, no amendment or waiver may:
reduce, or change the Stated Maturity of, the principal of any Subordinated Note;
reduce the rate of or extend the time for payment of interest on any Subordinated Note;
change the currency or place of payment of principal of or interest on the Subordinated Notes;
modify or change the related definitions affecting the subordination of the Subordinated Notes or any provision of the Subordinated Debt Indentures (including the covenants in the Subordinated Debt Indentures) in a manner that adversely affects the Subordinated Notes Holders;
reduce the percentage of Subordinated Notes Holders necessary to consent to an amendment or waiver to the Subordinated Debt Indentures or the Subordinated Notes;
impair the rights of Subordinated Notes Holders to receive payments of principal of or interest on the Subordinated Notes; or
make any change in the amendment and waiver provisions of the Subordinated Debt Indentures.
Notwithstanding the foregoing, the Bank and the Subordinated Notes Trustee may amend the Subordinated Debt Indentures or the Subordinated Notes without the consent of any Subordinated Note Holder to cure any ambiguity, defect or inconsistency, to provide for uncertificated Subordinated Notes in addition to or in place of certificated Subordinated Notes, to provide for the assumption of the Bank’s obligations to the Subordinated Notes Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with “Certain Covenants-Merger, Consolidation, or Sale of Assets”, to add any applicable covenants, to surrender any right or power under the Subordinated Debt Indentures conferred to the Bank not for the benefit of any Subordinated Notes Holder, to conform the text of the Subordinated Debt Indentures or the Subordinated Notes to any provision of the “Description of Notes,” section of the respective Bank's Prospectus Supplements to add to the rights or benefits of the Subordinated Notes Holders, to provide for the issuance of Additional Notes, to provide for the acceptance of a successor trustee or to make any change that does not adversely affect the rights of any Subordinated Note Holder or to maintain the qualification of the Subordinated Debt Indentures under the Trust Indenture Act or to provide for an effect a substitution or variation of the Subordinated Notes in accordance with the terms of the Subordinated Debt Indentures.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or stockholder of the Bank will have any liability for any obligations of the Bank under the Subordinated Notes or the Subordinated Debt Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Subordinated Note Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Subordinated Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Concerning the Subordinated Notes Trustee
The Bank of New York Mellon is the Subordinated Notes Trustee under the Subordinated Debt Indentures and has been appointed by the Bank as registrar and paying agent with regard to the Subordinated Notes. The Subordinated Debt Indentures contains certain limitations on the rights of the Subordinated Notes Trustee, should it become a creditor of the Bank, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Subordinated Notes Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the Subordinated Debt Indentures have been qualified under the TIA) or resign.
The Subordinated Notes Holders of a majority in principal amount of the then outstanding Subordinated Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Subordinated Notes Trustee, subject to certain exceptions. The Subordinated Debt Indentures provides that, in case an Event of Default occurs and is not cured, the Subordinated Notes Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Subordinated Notes Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Debt Indentures at the request of any Subordinated Note Holder, unless such Subordinated Note Holder shall have offered to the Subordinated Notes Trustee security and indemnity satisfactory to the Subordinated Notes Trustee.
Unclaimed Amounts
Any money deposited with the Subordinated Notes Trustee or paying agent or held by the Bank, in trust, for the payment of principal, premium, interest or any Additional Amounts, that remains unclaimed for two (2) years after such amount becomes due and payable shall be paid to the Bank upon its request or, if held by the Bank, shall be discharged from such trust. The Subordinated Note Holder will look only to the Bank for payment thereof, and all liability of the Subordinated Notes Trustee or paying agent shall thereupon cease. However, the Subordinated Notes Trustee or paying agent may at the expense of the Bank cause to be mailed to Subordinated Notes Holders at the last address of record, notice that the money remains unclaimed and any unclaimed balance of such money remaining, after a specified date, will be repaid to the Bank.

No Sinking Fund
The Subordinated Notes will not be entitled to the benefit of a sinking fund.
Listing
The Subordinated Notes are listed on the New York Stock Exchange.
Governing Law
The Subordinated Debt Indentures and the Subordinated Notes are governed by, and construed in accordance with, the laws of the State of New York.
Notwithstanding the foregoing, the authorization and execution of such documentation by the Bank and any subordination provisions of the Subordinated Notes will be governed by the laws of Colombia. The qualification of the Subordinated Notes as Tier Two Capital will be determined pursuant to applicable Colombian banking law and regulations.
Currency Rate Indemnity
The Bank has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any Subordinated Notes is expressed in a currency other than U.S. dollars, the Bank will indemnify the relevant Subordinated Note Holder against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from the Bank’s other obligations under the Subordinated Debt Indentures, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under the Subordinated Debt Indentures or the Subordinated Notes.